Exhibit 10.3

2006 EXECUTIVE LONG-TERM INCENTIVE PLAN

A.            Executives

The following executive long-term incentive plan (“LTIP”) shall apply for the following officers of the Corporation (the “Executives”):

1. John J. McDonnell, Jr.	Chairman and Chief Executive Officer

2. Brian J. Bates	President and Chief Operating Officer

3. Henry H. Graham, Jr.	Executive Vice President, Chief Financial Officer and Treasurer

4. Raymond Low	President, International Services Division (Transaction Network Services (UK) Limited)

5. John J. McDonnell III	Executive Vice President and Chief Strategy Officer

6. Matthew M. Mudd	Executive Vice President and Chief Development Officer

7. Michael Q. Keegan	Executive Vice President, General Counsel and Secretary

8. Edward C. O’Brien	Executive Vice President and Controller

B.            Grants

In respect of the Corporation’s 2006 fiscal year, each of the Executives shall receive a grant, subject to the provisions and limitations contained in the Corporation’s 2004 Long-Term Incentive Plan (the “Plan”) and the terms contained herein, of:

(1)                                                        restricted stock (the “2006 RSU Award”) equal to 40% of the Executive’s LTIP Annual Target (as such term is defined in the Executive’s management agreement); and

(2)                                                        options (the “2006 Option Award”) to purchase shares of the Corporation’s common stock having an aggregate value equal to 60% of the Executive’s LTIP Target.

The aggregate target number of shares of restricted stock subject to the 2006 RSU Award (“Target 2006 RSUs”) shall be determined by dividing (x) 40% of the Executive’s LTIP Annual Target by (y) the closing price of the Corporation’s common shares on the New York Stock Exchange on June 1, 2006 (the “Grant Date”) discounted by 11.5% to reflect the expected value of the Target 2006 RSUs taking into account the four year vesting period.

The aggregate target number of shares subject to the 2006 Option Award (“Target 2006 Options”) shall be determined using the Black-Scholes method.  The exercise price for the Target 2006 Options shall be the closing price of the Corporation’s common shares on the New York Stock Exchange on the Grant Date.

C.            Award Determination

The amount of shares of restricted stock subject to each of the 2006 RSU Award and the 2006 Option Award shall be adjusted up or down based upon the attainment of gross revenue and EBITDA(1) targets, as set forth below, by the Corporation during fiscal year 2006 (“Target 2006 Gross Revenue” and “Target 2006 EBITDA,” respectively), with the amount calibrated based on over- or under-achievement of these targets to between 0% and 200% of Target 2006 RSUs and Target 2006 Options.

1.                                      2006 Revenue and EBITDA Targets

With respect to Messrs. McDonnell, Jr., Graham, McDonnell III, Mudd, Keegan and O’Brien, the Target 2006 Gross Revenue and Target 2006 shall be set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the consolidated 2006 operating results of TNS, Inc. and its subsidiaries.

With respect to Mr. Bates, the Target 2006 Gross Revenue and Target 2006 EBITDA shall be as set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the 2006 operating results of TNS, Inc. and its subsidiaries domiciled in the United States and Canada (“Domestic Subsidiaries”).

With respect to Mr. Low, the Target 2006 Gross Revenue and Target 2006 EBITDA shall be as set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the 2006 operating

(1)             EBITDA shall be determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense.

performance of all subsidiaries of TNS, Inc. (other than the Domestic Subsidiaries).

The 2006 Gross Revenue and 2006 EBITDA Targets shall be adjusted by the Compensation Committee of the Board of Directors to reflect acquisitions and dispositions of businesses and assets by the Corporation to the extent not reflected in the 2006 fiscal year budget for the Corporation approved by the Board of Directors.

2.             Determination of RSU and Option Awards

For each Executive, the amount of shares of restricted stock subject to the Executive’s 2006 RSU Award shall equal:

(i)                                     50% of the respective Target 2006 RSUs multiplied by the appropriate percentage set forth in the table contained in Section C(3) below that represents the percentage of the Target 2006 Gross Revenue attained during the Corporation’s 2006 fiscal year, plus

(ii)                                  50% of the respective Target 2006 RSUs multiplied by the appropriate percentage set forth in the table contained in Section C(3) below that represents the percentage of the Target 2006 EBITDA attained during the Corporation’s 2006 fiscal year.

For each Executive, the amount of option shares subject to the Executive’s 2006 Option Award shall equal:

(x)                                   50% of the respective Target 2006 Options multiplied by the appropriate percentage set forth in the table contained in Section C(3) below that represents the percentage of the Target 2006 Gross Revenue attained during the Corporation’s 2006 fiscal year, plus

(y)                                 50% of the respective Target 2006 Options multiplied by the appropriate percentage set forth in the table contained in Section C(3) below that represents the percentage of the Target 2006 EBITDA attained during the Corporation’s 2006 fiscal year.

3.    Vesting Percentage

Percentage of Target Attained	Percentage of Target Award Earned
110% and above[MAXIMUM]	200%
109%	190%
108%	180%
107%	170%
106%	160%
105%	150%
104%	140%
103%	130%
102%	120%
101%	110%
100% [TARGET]	100%
99%	90%
98%	80%
97%	70%
96%	60%
95%	50%
94%	40%
93%	30%
92%	20%
91% [THRESHOLD]	10%
90% and below	0%

D.            Vesting and Reservation of Shares

The Board of Directors shall make a determination as to the final number of shares of restricted stock subject to each Executive’s 2006 RSU Award and the final number of options to purchase shares of common stock subject to each Executive’s 2006 Option Award within the 60-day period immediately following December 31, 2006. Upon the making of such determination, one quarter of the 2006 RSUs, if any, and 2006 Options, if any, granted to the Executive shall immediately vest with the remainder vesting in equal annual installments over a three-year period (with the second tranche vesting on January 1, 2008, the third tranche vesting on January 1, 2009 and the fourth tranche vesting on January 1, 2010).

The Corporation shall reserve for issuance under the Plan that number of shares of common stock necessary to satisfy the Target 2006 Options and the Target 2006 RSUs granted to Executives hereunder.